                              ACQUISITION AGREEMENT


     This Acquisition Agreement dated March 5, 1997 between       Crop Growers
Corporation, a Delaware corporation (the "COMPANY"), and Fireman's Fund Insurance Company, a California corporation (the "BUYER"), sets forth the agreement of the parties with respect to an acquisition (the "ACQUISITION") on the terms and conditions set forth herein.

     1. ACQUISITION. The Acquisition will consist of the merger of a subsidiary or affiliate of the Buyer into the Company, with the Company being the surviving corporation, in which (i) the common stockholders of the Company will be entitled to receive cash in the amount of $10.25 per share (as constituted on the date hereof) upon surrender of the relevant stock certificate following the closing, (ii) the holders of options to acquire common stock of the Company will receive a cash settlement equal to the spread (if any) represented by each option, based on such price per share, and (iii) the Buyer or an affiliate of the Buyer will become the holder of all the outstanding common stock and rights to acquire common stock of the Company.

     2.   EFFECT OF THIS ACQUISITION AGREEMENT; IMPLEMENTATION DOCUMENTATION.
It is understood that this Acquisition Agreement constitutes a binding agreement as to the terms of and the parties' respective obligations with respect to the Acquisition. The parties hereto shall promptly and diligently negotiate in good faith and use their respective best efforts to enter into implementing agreements with respect to the Acquisition (collectively, the "IMPLEMENTATION AGREEMENTS"), each of which shall be consistent with the terms hereof. Although the parties hereto intend to diligently negotiate and promptly enter into the Implementation Agreements, the parties acknowledge and agree that this Acquisition Agreement contains all of the substantive terms of the Acquisition, and, in the event that the parties do not enter into the Implementation Agreements, that this Acquisition Agreement is a binding agreement and shall form the basis for consummation of the Acquisition as contemplated hereby.

     3.   NO SOLICITATION.

          (a) Except with respect to those entities listed in the Company's letter to the Buyer (the "EXCEPTED CONTACTS") (but with respect to the Excepted Contacts only through March 28, 1997), until the earlier of the termination of this Acquisition Agreement pursuant to its terms or the consummation of the Acquisition, neither the Company nor any of its subsidiaries or representatives shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement for or relating to a Third Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 3(a), the Company may, in response to an unsolicited BONA FIDE offer or proposal made by a third party to it, provide information to or have discussions or negotiations with such third party; provided, however, that if such offer or proposal is received after March 28, 1997, the Board of Directors must first make a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or BONA FIDE inquiry that the Company or any of its representatives may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof.

          (b) "ACQUISITION PROPOSAL" means any proposed Acquisition Transaction. "ACQUISITION TRANSACTION" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "THIRD PARTY TRANSACTION" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "BENEFICIAL OWNERSHIP" and "GROUP" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          (c) The Company will use its best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Acquisition. The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Acquisition, (ii) approve or recommend any Acquisition Proposal other than the Acquisition, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Acquisition. Notwithstanding the foregoing, no later than March 28, 1997, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Acquisition, approve or recommend a Superior Proposal or terminate this Acquisition Agreement, but in each case only concurrently with the payment of the amount required by Section 14(d) or 14(e), as applicable. A "SUPERIOR PROPOSAL" means any BONA FIDE Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment (after hearing the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Acquisition. Further, after March 28, 1997, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Acquisition, approve or recommend a Superior Proposal or terminate this Acquisition Agreement, but in each case only concurrently with the payment of the amount required by Section 14(d) or 14(e), as applicable, and after a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     4. ACCESS. The Company shall (and shall cause each of its subsidiaries to) afford to the Buyer and its agents and representatives full access during normal business hours throughout the period prior to the consummation of the Acquisition to all of its properties, books, contracts, commitments and records and during such period shall (and shall cause each of its subsidiaries to) furnish promptly to such parties (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities or insurance laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request, including any financial and operating data. Any such access shall commence forthwith, and shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company. The Buyer shall maintain the confidentiality of any non-public information received by it or its representatives pursuant to this Section 4.

     5. CONSENTS. The parties hereto will use their respective reasonable best efforts to (i) obtain all material consents, authorizations, orders and approvals of or from private parties or Government Entities, required, proper or advisable in connection with this Acquisition Agreement and the Acquisition and
(ii) resolve any action, suit, proceeding or investigation which shall have been instituted or which a Government Entity shall have indicated its intention to institute which jeopardizes the Acquisition; PROVIDED, HOWEVER, that no party hereto shall be obligated to take any such action which, in the reasonable opinion of such party (following consultation with its counsel), would (x) have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business (a "MATERIAL ADVERSE EFFECT") of such party and its subsidiaries taken as a whole or (y) have a Material Adverse Effect or materially restrict or impair the effective ownership, operation or control of the Company by the Buyer following the consummation of the Acquisition. "GOVERNMENTAL ENTITY" means any federal, state or local governmental or regulatory agency, authority or instrumentality, whether domestic or foreign.

     6. ANNOUNCEMENTS. The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Acquisition Agreement and the Acquisition, provided that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Acquisition will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld.

     7. INTERIM OPERATIONS. Except as set forth on the disclosure schedule delivered concurrently herewith ("DISCLOSURE SCHEDULE") or expressly required or permitted by this Acquisition Agreement, from and after the date hereof until the earlier of (i) the consummation of the Acquisition or (ii) the termination of this Acquisition

Agreement pursuant to its terms, the Company will and will cause its subsidiaries to (w), except as otherwise agreed to by Buyer orally or in writing, operate its businesses in the ordinary course of business, (x) not take any action or fail to take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with all applicable Departments of Insurance and similar regulatory agencies with jurisdiction over the Company, (y) not take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, and (z) not declare, set aside or pay any dividend (other than stated dividends on its preferred stock) or other distribution in respect of its capital stock, whether in stock, cash or other property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on the date hereof. The Company agrees that, in the event it adopts a "rights plan," "poison pill" or similar plan or arrangement, it will include a provision expressly exempting the Buyer from the operation thereof.

     8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Buyer that:

          (a) ORGANIZATION AND QUALIFICATIONS. The Company and each subsidiary of the Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority, and all governmental permits, approvals and other authorizations, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

          (b) CAPITALIZATION. The authorized capital stock of the Company is as set forth on the Disclosure Schedule. Except as set forth thereon, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth above and except as contemplated herein, there are no options or agreements relating to the issued or unissued capital stock of the Company or any subsidiary of the Company, or obligating the Company or any subsidiary to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or any subsidiary. There are no outstanding contractual obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary.

          (c) AUTHORITY RELATIVE TO THIS ACQUISITION AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Acquisition Agreement, to perform its obligations hereunder and, subject to adoption of this Acquisition Agreement (or the Implementation Agreements) by the stockholders of the Company as contemplated hereby (the "STOCKHOLDER APPROVAL"), to consummate the Acquisition. The execution and delivery of this Acquisition Agreement by the

Company and the consummation by it of the Acquisition have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Acquisition Agreement or to consummate the Acquisition (other than the Stockholder Approval). This Acquisition Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by each other party hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

          (d)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (i) The execution and delivery of this Acquisition Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Acquisition by it will not, (A) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified in Section 8(d)(ii), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (C) except as disclosed in the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a loss or modification adverse to the Company or its subsidiaries of any right or benefit under, give to others any right of termination, amendment, acceleration, repurchase, repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, a "CONTRACT"), to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any property or asset of the Company or any subsidiary is bound or affected, except, in the case of clauses
(B) and (C), for any such conflicts, violations or other consequences which would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the Acquisition or prevent the Company from performing its obligations under this Acquisition Agreement in any material respect and which, in any case, would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (ii) The execution and delivery of this Acquisition Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Acquisition by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity for or by either party, except (A) for applicable requirements of (1) the Exchange Act (in the case of the Company only) and the filing of a certificate of merger under the Delaware General Corporation Law, (2), to the knowledge of the Company on the date hereof, the state insurance holding company laws of the states of Kansas, Nebraska, North Dakota and Texas (in the case of the Buyer only) and (3) the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR ACT") and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Acquisition, or otherwise prevent the Company from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (e) SECURITIES REPORTS AND FINANCIAL STATEMENTS. Except as set forth on the Disclosure Schedule, each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 1995 and prior to the date hereof (as such documents have been amended prior to the date hereof, collectively the "COMPANY SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Except as set forth in the Disclosure Schedule, none of the Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent Company SEC Reports filed prior to the date hereof.
The consolidated financial statements of the Company and its subsidiaries included in such reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Disclosure Schedule, since December 31, 1995, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (i) which are reflected on the unaudited balance sheet of the Company and its subsidiaries, as of September 30, 1996 (including the notes thereto), or (ii) which (A) were incurred in the ordinary course of business after such interim date and are consistent with past practices, (B) are disclosed in the Company SEC Reports filed after such date, or (C) would not, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 1995, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any material subsidiary.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Acquisition Agreement, as disclosed in any Company SEC Report or as set forth in the Disclosure Schedule, since December 31, 1995, (i) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and have not taken any action that would be inconsistent with the covenants set forth in Section 7 if they had applied during such period, and (ii) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Company Material Adverse Effect other than any developments that generally affect the industry in which the Company operates.

     9.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          (a) ORGANIZATION AND QUALIFICATIONS. The Buyer is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT").

          (b) AUTHORITY RELATIVE TO THIS ACQUISITION AGREEMENT. The Buyer has all necessary corporate power and authority to execute and deliver this Acquisition Agreement, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Acquisition Agreement by the Buyer and the consummation by it of the Acquisition have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer is necessary to authorize this Acquisition Agreement or to consummate the Acquisition. This Acquisition Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by each other party hereto, constitutes the legal, valid and binding obligations of the Buyer, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

          (c)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (i) The execution and delivery of this Acquisition Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Acquisition by it will not (A) conflict with or violate the certificate of incorporation or bylaws of the Buyer, (B) subject to the making of the filings and obtaining the approvals identified in Section 9(c)(ii), conflict with or violate any Laws applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Buyer of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any property or asset of the Buyer is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts or violations which would not prevent or delay in any material respect the consummation of the Acquisition, or otherwise, individually or in the aggregate, prevent the Buyer from performing its obligations under this Acquisition Agreement in any material respect.

               (ii) The execution and delivery of this Acquisition Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Acquisition by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Acquisition, or otherwise prevent the Buyer from performing its obligations hereunder in any material respect.

     10. CONDITIONS TO THE COMPANY'S OBLIGATION. The obligation of the Company to consummate the Acquisition is subject to the satisfaction of each of the following conditions:

          (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by the Company in order to consummate the Acquisition shall have been obtained, except where the failure to have obtained any such waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect.

          (b) The representations and warranties of the Buyer set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Acquisition is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Buyer Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties are already qualified in any respect by materiality or as to a Buyer Material Adverse Effect, for purposes of this
Section 10(b) such materiality or Buyer Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Buyer Material Adverse Effect set forth immediately prior to this proviso), and the Buyer shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

          (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Acquisition shall be in effect.

          (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Acquisition.

          (e)  The Stockholder Approval shall have been obtained.

     11. CONDITIONS TO THE BUYER'S OBLIGATION. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction of each of the following conditions:

          (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by any of the parties hereof in order to consummate the Acquisition shall have been obtained, except where the failure to have obtained any waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect or a Buyer Material Adverse Effect.

          (b) The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Acquisition is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties is already qualified in any respect by materiality or as to a Company Material Adverse Effect, for purposes of this
Section 11(b) such materiality or Company Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso), and the Company shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

          (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Acquisition shall be in effect.

          (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Acquisition.

          (e) Except as set forth in the Disclosure Schedule, no Company Material Adverse Effect shall have occurred between the date hereof and consummation of the Acquisition other than any developments that generally affect the industry in which the Company operates.

          (f)  The Stockholder Approval shall have been obtained.

     12. CONSENT. Concurrently herewith, the Company and the Buyer have entered into a Consent Agreement (the "CONSENT AGREEMENT"), subject to the terms and conditions stated therein, pursuant to which the Company is delivering its consent to the Buyer's purchase of up to (i) 1,145,703 shares of Company common stock from

John J. Hemmingson and (ii) 681,774 shares of Company common stock from Gary A. Black.

     13. WORKING CAPITAL LINE OF CREDIT. Concurrently herewith, the Buyer and the Company have entered into a Letter of Intent re Revolving Credit Working Capital Facility (the "LETTER OF INTENT"), subject to the terms and conditions stated therein, to furnish the Company a working capital line of credit.

     14. TERMINATION. This Acquisition Agreement shall terminate at the earlier of:

          (a)  Such time as the parties shall mutually agree.

          (b) At the option of the Company, on or after December 31, 1997, if by that date all of the conditions set forth in Section 10 shall not have been satisfied or waived.

          (c) At the option of the Buyer, on or after December 31, 1997, if by that date all of the conditions set forth in Section 11 shall not have been satisfied or waived.

          (d) At the option of the Company in accordance with Section 3(c), provided the Company has complied with all provisions thereof, and provided further that the Company simultaneously pays to the Buyer the sum of $2.4 million plus, if said termination occurs after March 28, 1997, Buyer's out-of-pocket costs (including, without limitation, outside legal fees and expenses) and internal legal costs as the Buyer shall reasonably determine (collectively, the "TERMINATION FEE AMOUNT") in immediately available funds.

          (e) At the option of the Buyer, if (i) the Board of Directors of the Company or any committee of such Board of Directors shall have (A) withdrawn or modified its approval or recommendation of this Acquisition Agreement (or the Implementation Agreements) or the Acquisition, or (B) failed to recommend that the stockholders of the Company vote in favor of the Acquisition, or (C) approved or recommended any Acquisition Proposal other than the Acquisition, or
(ii) the Board of Directors of the Company or any committee of such Board of Directors shall have resolved to do any of the foregoing. The Company shall promptly following termination for any of the reasons set forth in this clause
(e) pay to the Buyer the Termination Fee Amount in immediately available funds.

          (f) At the option of any of the parties hereto if the stockholders of the Company do not approve the Acquisition.

In the event this Acquisition Agreement is terminated pursuant to Section 14(f) because the Company stockholders did not approve the Acquisition and prior to eighteen (18) months following such termination the Company enters into a binding agreement for a Third Party Transaction, the Company shall pay to the Buyer the Termination Fee

Amount in immediately available funds simultaneously with its entry into such binding agreement.

     15. RECORD DATE. The Company agrees that the record date for determining stockholders entitled to vote on (or give consents or exercise appraisal rights with respect to) the Acquisition or any Third Party Transaction will be no earlier than 10 business days after the Buyer's receipt of all required approvals under the insurance holding company laws of states with applicable jurisdiction, and the expiration of the applicable waiting period under the HSR Act, with respect to the Buyer's purchase of 1,145,703 shares of Company common stock from John J. Hemmingson and 681,774 shares of Company common stock from Gary A. Black, provided that, in the case of a Third Party Transaction, this
Section 15 shall not require the Company to set a record date later than December 31, 1997. This Section 15 shall continue in effect (with respect to any Third Party Transaction) notwithstanding any termination of this Acquisition Agreement in accordance with its terms or otherwise

     16.  MISCELLANEOUS.

          (a) AMENDMENTS AND WAIVERS. This Acquisition Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, in its sole election, solely as to itself and not as to any other party hereto, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          (b) ENTIRE AGREEMENT. This Acquisition Agreement, the Letter of Intent, the Consent Agreement and the Stock Purchase Agreement dated July 10, 1996, each between the Company and Buyer, contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby. This Acquisition Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          (c) APPLICABLE LAW. This Acquisition Agreement shall be exclusively governed by and construed in accordance with the internal laws of the State of Delaware without regard to its rules of conflicts of laws.

          (d) EXPENSES. Except as otherwise included herein, in the event the Acquisition contemplated hereby is not consummated for any reason, then all expenses incurred by each party will be borne by the party incurring such expenses

          (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Acquisition Agreement.

          (f) COUNTERPARTS. This Acquisition Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement

          (g) SUCCESSORS AND ASSIGNS. This Acquisition Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Acquisition Agreement may not be assigned by any party without prior consent of all parties hereto, provided that any party hereto may assign its rights and obligations hereunder to any affiliate to implement the Acquisition, provided that such affiliate agrees to be bound hereby, provided that such party remains liable hereunder, and that such assignment does not adversely effect the Acquisition from the perspective of the other parties.

          (h) BINDING EFFECT. This Acquisition Agreement shall, subject to the terms and conditions hereof, be in all respects binding upon each of the Company and the Buyer from and after the date hereof

          (i) SURVIVAL. None of the representations or warranties set forth in Sections 8 and 9 hereof shall survive the consummation of the Acquisition.

          (j) BOARD OF DIRECTORS. Effective as of the closing of the Acquisition, the Board of Directors of the Company will consist of nominees selected by the Buyer.

          (k) INDEMNIFICATION; INSURANCE. The Implementation Documents will provide, among other things, that the Company will maintain in effect all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") as provided in its certificate of incorporation, by-laws or in indemnification agreements with the Company or any of its subsidiaries, all of which shall survive the consummation of the Acquisition and shall continue in full force and effect for a period of not less than four years from the effective time of the Acquisition (the "EFFECTIVE TIME"); PROVIDED, that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. It is understood and agreed that the Company shall advance, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). In addition, the Implementation Documents will provide that the Company shall cause to be maintained in effect for not less than four years from the Effective Time any current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED, that the Company will be permitted to substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; PROVIDED, FURTHER, that the

Company shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if it is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount




                  [remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Acquisition Agreement.


                         CROP GROWERS CORPORATION



                         By:  /s/ Lawrence T. Martinez
                              -----------------------------------
                              Name:  Lawrence T. Martinez
                              Title:  Chief Financial Officer




                         FIREMAN'S FUND INSURANCE
                             COMPANY



                         By:  /s/ Harold N. Marsh III
                              -----------------------------------
                              Name:  Harold N. Marsh III
                              Title:  Senior Vice President & Treasurer